U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2008

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the transition period from

Commission File No. 333-134991

BAOSHINN CORPORATION
(Exact name of small business issuer as specified in its charter)

Nevada	20-3486523
(State or other jurisdiction of incorporation or formation)	(I.R.S. employer identification number)

A-B 8/F Hart Avenue Tsimshatsui

Kowloon, Hong Kong  N/A

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number: (852) 2815-1355
_______________________________________________

Securities registered under Section 12(b) of the Exchange Act:

None.

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, $.001 par value per share

(Title of Class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [ ] No [X]

State the number of shares outstanding of each of the issuer's classes of common equity, as of June 30, 2008: 21,400,000 shares of common stock.

Transitional Small Business Disclosure Format (check one):  Yes [ ] No [X]

BAOSHINN CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS INDEX

PART I – FINANCIAL INFORMATION:

Item 1. Consolidated Interim Financial Statements (Unaudited)

3

Consolidated Income Statements (unaudited) for the three months ended June 30, 2007 and June 30, 2008, and the twelve months ending March 31, 2008

5

Consolidated Balance Sheet – June 30, 2007, June 30, 2008 and March 31, 2008 Consolidated Balance Sheet

6

Consolidated Statement of Cash Flows for the three months ended June 30, 2007 and June 30, 2008, and the twelve months ending March 31, 2008

7

Notes to Consolidated Interim Financial Statements

8-23

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

24

Item 3. Controls and Procedures

29

PART II – OTHER INFORMATION:

Item 1. Legal Proceedings

30

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

30

Item 3. Defaults Upon Senior

30

Item 4. Submission of Matters to a Vote of Security

30

Item 5. Other Information

30

Item 6. Exhibits

30

Signatures

31

PART I – FINANCIAL INFORMATION

Item 1. Consolidated Interim Financial Statements (Unaudited)

Baoshinn Corporation

Unaudited

Consolidated Financial Statements

June 30 , 2008

(Stated in US Dollars)

These financial statements have been prepared by Baoshinn Corporation (the “Company”) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed and omitted in accordance with such SEC rules and regulations. In the opinion of management, the accompanying statements contain all adjustments necessary to present fairly the financial position of the Company as of June 30, 2008, and its results of operations, stockholders’ equity, and its cash flows for the three-month period ended June 30, 2008. The results for these interim periods are not necessarily indicative of the results for the entire year. It is suggested that the accompanying financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the company’s Annual Report on Form 10-K.

BAOSHINN CORPORATION

Unaudited

CONSOLIDATED INCOME STATEMENT

(Stated in US Dollars)

	3 Months ended June 30,		12 months Ended
	2008	2007	31 March 08
	$	$	$

Net sales	9,157,063	8,445,052	37,616,276
Cost of sales	(8,787,979)	(8,166,274)	(36,308,486)

Gross profit	369,084	278,778	1,307,790
Depreciation	(9,110)	(10,540)	(44,205)
Administrative and other operating expenses	(428,016)	(380,413)	(1,687,677)

Loss from operations	(68,042)	(112,175)	(424,092)
Other income - Note 5	17,576	38,598	133,125
Interest expenses – Note 6	(1,777)	(14,101)	(33,975)

Loss before taxes	(52,243)	(87,678)	(324,942)
Income taxes - Note 7	-	-	-

Net loss	(52,243)	(87,678)	(324,942)

Earnings per share of common stock – Note 4
- Basic	(0.01)	(0.01)	(0.01)
- Diluted	(0.01)	N/A	(0.01)

Weighted average number of common stock – Note 4
- Basic	21,400,000	21,500,000	21,933,607
- Diluted	21,780,000	N/A	21,993,115

See notes to consolidated financial statements

BAOSHINN CORPORATION

CONSOLIDATED BALANCE SHEET

(Stated in US Dollars)

	At June 30,	At June 30,	At Mar 31,
	2008	2007	2008
	$	$	$
ASSETS
Current Assets

Cash and cash equivalents	264,996	924,807	243,358
Accounts receivable	2,021,839	1,733,060	1,582,276
Amount due from a related party – Note 11	-	190,814	3,596
Deposits, prepaid expenses and other receivables - Note 8	863,562	930,865	819,398

Total Current Assets	3,150,397	3,779,546	2,648,628
Plant and equipment – Note 9	86,023	106,447	88,270

TOTAL ASSETS	3,236,420	3,885,993	2,736,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current Liabilities

Accounts payable	1,915,850	2,730,016	1,685,829
Other payables and accrued liabilities – Note 10	319,975	272,907	318,031
Amounts due to related parties – Note 11	320,472	560,604	-

Total Current Liabilities	2,556,297	3,563,527	2,003,860

TOTAL LIABILITIES	2,556,297	3,563,527	2,003,860

COMMITMENTS AND CONTINGENCIES – Note 15

STOCKHOLDERS’ EQUITY
Common stock
Par value : 2008 - US$0.001
Authorized: 2008 – 200,000,000 shares
Issued and outstanding: 2008 – 21,400,000 shares (2007 – 21,500,000)	21,400	21,500	21,400
Additional paid-in capital	1,737,844	1,090,944	1,737,844
Accumulated other comprehensive income	357	(7)	1,029
Accumulated deficit	(1,079,478)	(789,971)	(1,027,235)

TOTAL STOCKHOLDERS’ EQUITY	680,123	322,466	733,038

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	3,236,420	3,885,993	2,736,898

See notes to consolidated financial statement

BAOSHINN CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(Stated in US Dollars)

	3 Months Ended June 30		12 Months Ended
	2008	2007	March 31,2008
	$	$	$
Cash flows from operating activities
Net loss	(52,243)	(87,678)	(324,942)
Adjustments to reconcile net loss to net cash flows
provided by operating activities :
Depreciation	9,110	10,540	44,205
Stock based compensation			22,800
Changes in operating assets and liabilities :
Accounts receivable	(439,563)	48,853	205,575
Deposits, prepaid expenses and other receivables	(44,164)	(86,073)	28,291
Accounts payable	230,021	251,911	(799,935)
Other payables and accrued liabilities	1,944	36,345	80,208

Net cash flows provided by / (used in) operating activities	(294,895)	173,898	(743,798)

Cash flows from investing activity
Acquisition of plant and equipment	(7,032)	(5,859)	(20,988)

Net cash flows used in investing activity	(7,032)	(5,859)	(20,988)

Cash flows from financing activities
Net proceeds from issuance of new shares	-	-	624,000
Amounts due from related parties	-	(13,663)	173,568
Amounts due to related parties	324,068	-	(561,891)

Net cash flows provided by financing activities	324,068	(13,663)	235,677

Net increase/(decrease) in cash and cash equivalents	22,141	154,376	(529,109)
Effect of foreign currency translation on cash and cash equivalents	(503)	-	2,036
Cash and cash equivalents - beginning of year	243,358	770,431	770,431

Cash and cash equivalents - end of year	264,996	924,807	243,358

Supplemental disclosures for cash flow information :
Cash paid for :
Interest	1,777	14,101	33,975
Income taxes	-	-	-

See notes to consolidated financial statements

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

1.

Corporation information

Baoshinn Corporation (the “Company”) was incorporated under the laws of the State of Nevada on September 9, 2005, under the name of JML Holdings, Inc.  The Company was formed as a "blind pool" or "blank check" company whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction.  During the fiscal year ended March 31, 2006, the Company issued 5,000,000 restricted common shares at $0.01 per share for total cash consideration of $50,000.  On March 31, 2006, the Company consummated a merger (the “merger”) with Bao Shinn International Express Limited (“BSIE”), a privately-held Hong Kong corporation, by issuing 16,500,000 shares in the share exchange transaction for 100% of the issued and outstanding shares of BSIE common stock.  As a result of the share exchange transaction, BSIE became our wholly-owned subsidiary. During the year ended March 31, 2008, the Company issued 2,400,000 restricted common shares of $0.001 per share at a value of $0.3 per share with a net proceeds of approximately $624,000 and redeemed 2,500,000 restricted common shares and these shares are classified as not issued and outstanding.

The former stockholders of BSIE acquired 76.74% of the Company’s issued and outstanding common stock as a result of completion of the share exchange transaction.  Therefore, although BSIE became the Company’s wholly-owned subsidiary, the transaction was accounted for as a recapitalization of the Company, whereby BSIE is deemed to be the accounting acquirer and is deemed to have adopted the Company’s capital structure.  Since the Merger was accounted for as a reverse acquisition, the accompanying consolidated financial statements reflect the historical financial statements of BSIE, the accounting acquirer, as adjusted for the effects of the exchange of shares on its equity accounts, the inclusion of net liabilities of the accounting subsidiary as of the date of the merger on their historical basis and the inclusion of the accounting subsidiary’s results of operations from that date. Although the Company is the legal acquirer, BSIE will be treated as having acquired the Company for accounting purposes and all of the operations reported represent the historical financial statements of BSIE.

On February 20, 2008, BSIE incorporated a wholly owned subsidiary, Bao Shinn (China) Express Limited (“BSCE”) of 1,000,000 ordinary shares at $0.128 per share.

2.

Description of business

Bao Shinn International Express Limited (“BSIE”), a wholly owned subsidiary of the Company, offers extended travel services primarily focused on wholesale businesses and corporate clients. BSIE is a ticket consolidator of major international airlines including Thai Airways, Eva Airways, Dragon Air, Air China, China Southern Airlines and China Eastern Airlines that provides travel services such as ticketing, hotel and accommodation arrangements, tour packages, incentive tours and group sightseeing services.

However, the Group relies on the shareholder, Bao Shinn Express Company Limited, which is the member of International Air Transport Association to supply air tickets and tour packages from different airlines companies.

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

2.

Description of business (Continued)

BSCE offers extended travel services primarily focused on wholesale businesses and corporate clients in the Mainland China.

3.

Going concern

These financial statements have been prepared in accordance with generally accepted principles in the United States applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Group has generated recurring losses resulting in an accumulated deficit. The Group requires additional funds to maintain its operations.

Management believes that actions presently taken to revise the Group’s operating and financial requirements provide the opportunity for the Group to continue as a going concern. The Company’s shareholders agreed to provide continuing financial supports to the Company in terms of a temporary loan.

4.

Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant inter-company accounts and transactions have been eliminated in consolidation.

The results of subsidiaries acquired or disposed of during the years are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal.

The Company also evaluates consolidation of entities under Financial Accounting Standards Board (FASB) Interpretation No.46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 requires management to evaluate whether an entity or interest is a variable interest entity and whether the Company is the primary beneficiary. Consolidation is required if both of these criteria are met. The Company does not have any variable interest entities requiring consolidation.

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

4.

  Summary of significant accounting policies (Continued)

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, deferred income taxes and the estimation on useful lives of plant and equipment.  Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of accounts receivable.  In respect of accounts receivable, the Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security.  In order to minimize the credit risk, the management of the Group has delegated a team responsibility for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts.  Further, the Group reviews the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts.  In this regard, the directors of the Group consider that the Group’s credit risk is significantly reduced.

Concentrations of supplier risk

The Group relies on Thai Airways as its major supplier of air tickets and tour packages. If this supplier became unwilling to cooperate with the Group, the Group would have to find alternative resources, which could materially affect the Group’s ability to generate revenue and profitability.

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

4.

Summary of significant accounting policies (Continued)

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.

Accounts receivable

Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end.  An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to original terms of receivables.  Bad debts are written off when identified.  The Group extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible.  The Group does not accrue interest on trade accounts receivable.

The Group has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis credit evaluations are preferred on all customers requiring credit over a certain amount.

During the reporting period ended June 30, 2008, the Group did not experience any bad debts and accordingly, did not make any allowance for doubtful debts. (2007: Nil).

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.  Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives at the following annual rates:-

Furniture and fixtures	20%
Office equipment	20%

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

4.

Summary of significant accounting policies (Continued)

Revenue recognition

The Group recognizes revenue on travel agent services when services are rendered to the customers. The revenue recognition process is considered complete when persuasive evidence of an arrangement exists, the service has been rendered, fees are fixed and determinable, collectibility is probable and when all other significant obligations have been fulfilled.

Advertising expenses

Advertising expenses are charged to expense as incurred.

Advertising expenses amounted to $4,861  (2007: nil) are included in administrative and other operating expenses.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In June 2006, the FASB issued FASB interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standards No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in tax positions. This interpretation requires that an entity recognized in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. The adoption of FIN 48 did not have any impact on the Group’s results of operations or financial condition for the year ended March 31, 2008.  As of the date of the adoption of FIN 48, the Group has no material unrecognized tax benefit which would favorably affect the effective income tax rate in future periods.  The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations.

Comprehensive income

Other comprehensive income refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive income but are excluded from net income as these amounts are recorded as a component of stockholders’ equity.  The Company’s other comprehensive income represented foreign currency translation adjustments.

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

4.

Summary of significant accounting policies (Continued)

Foreign currency translation

The functional currency of the Group is Hong Kong dollars (“HK$”).  The Group maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	2008	2007
Quarter end HK$ : US$ exchange rate	7.801	7.8130
Average quarterly HK$ : US$ exchange rate	7.800	7.8130

Fair value of financial instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

Basic and diluted earnings per share

The Company computes earnings per share (“EPS’) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

4.      Summary of significant accounting policies (Continued)

Basic and diluted earnings per share (Continued)

The calculation of diluted weighted average common shares outstanding for the year ended March 31, 2008 is based on the estimate fair value of the Company’s common stock during such periods applied to options using the treasury stock method to determine if they are dilutive.

The following tables are a reconciliation of the weighted average shares used in the computation of basic and diluted earnings per share for the periods presented:

	3 months ended June 30		12 months ended
	2008 $	2007 $	Mar 31,2008 $
Numerator for basic and diluted earnings per share:
Net income	(52,243)	(87,678)	(324,942)

Denominator:
Basic weighted average shares	21,400,000	21,500,000	21,933,607
Effect of dilutive securities	380,000	-	59,508

Diluted weighted average shares	21,780,000		21,993,115

Basic earnings per share:	(0.01)	(0.01)	(0.01)

Diluted earnings per share:	(0.01)	-	(0.01)

Stock-Based Compensation

The Company uses the fair value method for stock-based compensation granted to employees of the Company. The fair value of stock options is determined by the Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility factors of the expected market price of the Company’s common shares and an expected life of the options.

During the period ended June 30, 2008, the Company did not record stock-based compensation.

Related parties transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Group’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Group, or (iv) anyone who can significantly influence the financial and operating decisions of the Group. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

4.     Summary of significant accounting policies (Continued)

Adoption of New Accounting Policies

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a formal framework for measuring fair value under Generally Accepted Accounting Principles (“GAAP”). SFAS No. 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS No. 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (“AICPA”) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS No. 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS No. 157 was effective January 1, 2008. In early 2008 the Company purchased currency forwards to arbitrage the Dollar/ RMB relationship. The Company used level one fair value  inputs to determine the value the currency forwards  (see note 6.), Level 1 fair value imputs include quoted prices (unadjusted) in active markets for identical asset or liabilities that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded securities and exchange-based derivatives.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.

SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107. SFAS No. 159 was effective January 1, 2008.

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

4.     Summary of significant accounting policies (Continued)

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which requires an acquirer to recognize in its financial statements as of the acquisition date (i) the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, measured at their fair values on the acquisition date, and (ii) goodwill as the excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. Acquisition-related costs, which are the costs an acquirer incurs to effect a business combination, will be accounted for as expenses in the periods in which the costs are incurred and the services are received, except that costs to issue debt or equity securities will be recognized in accordance with other applicable GAAP.  SFAS No. 141(R) makes significant amendments to other pronouncements and other authoritative guidance to provide additional guidance or to conform the guidance in that literature to that provided in SFAS No. 141(R).  SFAS No. 141(R) also provides guidance as to what information is to be disclosed to enable users of financial statements to evaluate the nature and financial effects of a business combination.  SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. Early adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS No. 160”), which revises the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, (ii) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently as equity transactions, (iv) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, with the gain or loss on the deconsolidation of the subsidiary being measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment, and (v) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

BAOSHINN CORORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

4.

Summary of significant accounting policies (Continued)

Recent accounting pronouncements (Continued)

SFAS No. 160 amends FASB No. 128 to provide that the calculation of earnings per share amounts in the consolidated financial statements will continue to be based on the amounts attributable to the parent. SFAS No. 160 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. SFAS No. 160 shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company has not yet determined the effect on its consolidated financial statements, if any, upon adoption of SFAS No. 160.

5.

Other income

Other revenue	3 Months ended 30/6/08	3 Months ended 30/6/07	12 Months ended 31/3/08
	$	$	$
Commission income	3,925	3,066	11,033
Exchange gain	541	1,908	10,102
Interest income	1,211	4,066	9,774
Sundry income	-	-	36,223
Management fee income	11,899	8,735	44,836
Refund written back	-	20,823	21,157
	17,576	38,598	133,125

6.

Interest expenses

	3 Months Ended 30/6/08	3 Months Ended 30/6/07	12 months ended 31/3/08
	$	$	$
Interest Expense
Interest Expense	1,777	14,101	33,975

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

7.

Income taxes

No provision for Hong Kong profits tax has been made for any of the year presented as the Group does not have any assessable profits during the year.

No provision for deferred tax liabilities has been made as the Group has no material temporary differences between the tax bases of assets and liabilities and their carrying amounts in the financial statements. The Group has not recognized deferred tax assets in respect of losses due to the unpredictability of the future earnings. The tax losses do not expire under current tax legislation

.

8.

Deposits, prepaid expenses and other receivables

	At June 30		At March 31
	2008	2007	2008
	$	$	$

Security deposits to suppliers [1]	790,705	891,436	763,449
Prepayments and other receivables	43,588	10,737	24,055
Utility, rental and other deposits	29,269	28,692	31,894

	863,562	930,865	19,398

[1] Represents a deposit with the airline companies to allow the Group to issue an agreed upon amount of air tickets per month.

9.     Plant and equipment

	At June 30,		At March 31
	2008	2007	2008
	$	$	$
Cost
Furniture and fixtures	107,242	99,866	100,404
Office equipment	128,897	113,808	129,145

	236,139	213,674	229,549

Accumulated depreciation
Furniture and fixtures	76,837	58,184	73,437
Office equipment	73,279	49,043	67,842

	150,116	107,227	141,279

Net
Furniture and fixtures	30,405	41,681	26,967
Office equipment	55,618	64,765	61,303

	86,023	106,447	88,270

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

9.     Plant and equipment (Continued)

Depreciation expenses for the 3 months ended June 30, 2008 are $9,110 (3 months ended June 30, 2007: $10,540).

10.

Other payables and accrued liabilities

	At June 30		At March 31
	2008	2007	2008
	$	$	$
Sale deposits received	164,142	82,426	112,917
Accrued expenses	155,833	190,481	205,114

	319,975	272,907	318,031

11.

Amounts due from/(to) related parties

Amounts due from/(to) related parties for working capital are as follows:

	At June 30		At March 31
	2008	2007	2008
	$	$	$

Amount due from a shareholder	-	190,814	3,596

Amounts due to shareholders	320,472	560,604	-

The amount due from a shareholder is temporary advance, interest free, unsecured and due on demand.

The amounts due to shareholders, represent advances from certain shareholders of the Company, are interest-bearing at the rate of 10% per annum, unsecured and have no fixed repayment terms.

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

12.

Stock options

The Company has stock options plans that allow it to grant options to its key employees. Over the course of employment, the Company issues vested or non-vested stock options to an employee which is struck at US$0.35 per share.

For non-vested stock options, the options have a maximum term of three years up to March 31, 2011. For vested stock options, the exercise period of the options commenced on March 31, 2008 and will expire on March 31, 2011, subject to that maximum of 30% of options to be exercised up to March 31, 2009, maximum of 60% of options to be exercised up to March 31, 2010 and the 100% of options to be exercised up to March 31, 2011.

In the year ended March 31, 2008, a total of 300,000 and 80,000 of vested and non-vested options respectively were granted to key employees of the Company at a price of $0.35 per share, exercisable for a term of three years which vest immediately under the vesting conditions.

The fair value of these options at the date of grant was estimated to be $0.1533 and $0.1125 for vested and non-vested options per unit respectively using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of three years; risk-free interest rate of 3.07%; expected dividend yield of 0% and an expected volatility of 47.77%. During 3 months ended June 30, 2008, no additional stock option became exercisable. Therefore no stock-based compensation expense was recorded.

			Weighted
		Weighted	average
	Number of	average	remaining
	options	exercise price	life
		$
Balance as of March 31, 2007	-	-	-

Granted on March 31, 2008	380,000	0.35	3

Balance as of June 30, 2008	380,000	0.35	3

Exercisable as of March 31, 2008	170,000	0.35	3

Exercisable as of June 30, 2008	170,000	0.35	2.75

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

13.

Concentration of credit

A substantial percentage of the Group's sales are made to the following customers. Details of the customers accounting for 10% or more of total net revenue are as follows:

	2008	2007
Company A ……………………………….	13.5%	11.1%

Details of the accounts receivable from the one customer with the largest receivable balances at June 30, 2008 and 2007 are as follows:

	Percentage of accounts receivable
	2008	2007
Company A ……………………………….	12%	11%

14.

Pension plans

The Group participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance “MPF Scheme” for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong.  Contributions are made by the Group’s subsidiary operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of HK$20,000.  The participants are entitled to 100% of the Group’s contributions together with accrued returns irrespective of their length of service with the Group, but the benefits are required by law to be preserved until the retirement age of 65.  The only obligation of the Group with respect to MPF Scheme is to make the required contributions under the plan.

The assets of the schemes are controlled by trustees and held separately from those of the Group.  Total pension cost was $10,835 during 3 months ended June 30, 2008 (3 months ended June 30, 2007: $10,374).

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

15.

Commitments and contingencies

Operating leases commitments

The Group leases office premises under various non-cancelable operating lease agreements that expire at various dates through years 2009 to 2010, with an option to renew the lease.  All leases are on a fixed repayment basis.  None of the leases includes contingent rentals.  Minimum future commitments under these agreements payable as of June 30, 2008 are as follows:-

June 30	$

2009	69,373
2010	18,032

87,405

Rental expenses for the 3 months ended June 30, 2008 were $33,663 (3 months ended June 30, 2007: $37,447).

16.

Related party transactions

In the ordinary course of business, BSIE, our wholly-owned subsidiary, purchases and sells air tickets and tour packages from/to Bao Shinn Express Company Limited (“BSEL”). BSEL holds 38.6% of Baoshinn Corporation’s outstanding common stock.  The consolidated income statement for the periods presented includes the following related party transactions:

BAOSHINN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

16.

Related party transactions (Continued)

Related party	Nature of relationship and control	Description of transactions	3 Months ended 30 June		12 Months ended 31 March
			2008	2007	2008
			$	$	$

Bao Shinn Express Company Limited	Shareholder 38.6%	Sales of air tickets and tour packages	(46,984)	(69,525)	(168,028)

		Management service income	(11,899)	(8,735)	(44,836)

		Purchase of air tickets and tour packages	47,942	26,497	260,483

		Loan interest paid	-	7,880	16,783

		Rent paid	385	8,063	16,934

Mr. Wong Yun Leung, Edward	Shareholder 18.5%	Loan interest paid	-	766	1,628

17.

Segment Information

SFAS No.131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

For management purposes, the Group is regarded as a single segment, being engaged in the provision of travel agent services. These principal activities and geographical market are substantially based in Hong Kong and the Mainland China. Accordingly, no geographical segment information is presented.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

CAUTIONARY STATEMENT FOR FORWARD-LOOKING STATEMENTS

This discussion and analysis of our financial condition and results of operations includes “forward-looking” statements that reflect our current views with respect to future events and financial performance. We use words such as “expect,” “anticipate,” “believe,” and “intend” and similar expressions to identify forward-looking statements. You should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events and you should not rely unduly on these forward looking statements. We disclaim any obligation to publicly update these statements, or disclose any difference between its actual results and those reflected in these statements. Reference in the following discussion to “our”, “us” and “we” refer to the operations of Baoshinn Corporation and its subsidiaries (the “Company”), except where the context otherwise indicates or requires.

This discussion and analysis of financial condition and results of operations should be read in conjunction with our unaudited Financial Statements included in this filing. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and reflect our historical financial position, results of operations, and cash flows. The financial information included in this filing, however, is not necessarily indicative of our future performance.

Results of operations for the Three months period ended June 30, 2008 compared to  the Three months period ended June 30, 2007.

For the three months ended June 30, 2008, the Company has continued to experience growth in sales revenue. The total number of air tickets issued decreased 869 from 20,160 in the three months ended June 30, 2007 to 19,291 in the corresponding period in 2008. During the fiscal year ended March 31, 2008, the Company was recognized by Eva Airlines as the top selling travel agent in Hong Kong. Eva Airlines operates both short haul routes within the South East Asia region and long haul routes to North America and Europe. The Company has also been appointed as a first tier agent for two additional airlines: HongKong Airlines and HongKong Express Airlines. Hong Kong Airlines operates flights that primarily originate in Hong Kong and travel to destinations in Asian cities, including Bangkok, Kuala Lumpur, Manila, and major cities in Japan. HongKong Express primarily operates flights that originate from Hong Kong and travel to second tier cities on the China mainland, including Changsha, Fuzhou, Hangzhou, Hefei, Guiyang etc.

On February 20, 2008, the Company’s wholly-owned subsidiary, Bao Shinn International Express, Ltd. opened a subsidiary company in Hong Kong. This new subsidiary, Bao Shinn (China) Express, Ltd. was formed to make travel arrangements from Hong Kong to China, including air ticket and hotel reservations and package tours within China.

Revenues

Our revenue increased by $712,011 or 8.43% from $8,445,052 in the three months ended June 30, 2007 to $9,157,063 in the corresponding period in 2008. Seventy-five percent (75%) of our revenues during the period (($6,933,373) were derived from our wholesale travel business, nine percent (9%) of our revenues ($1,702,652) were derived from direct sales to corporate clients. The remaining six percent (6%) of our revenues were derived from the sale of tickets on our route from Hong Kong to Mainland China. Revenues from our core travel wholesale business increased by $389,114 or 5.9 % from $6,544,259 in the three months ended June 30, 2007 to $6,933,373 in the corresponding period in 2008. Corporate client sales increased by $215,667 or 14.5 % from $1,486,986 in the three months ended June 30, 2007 to $1,702,653 in the corresponding period in 2008. The number of our corporate clients increased by 29 from 139 in the three months ended June 30, 2007 to 168 in the corresponding period in 2008. Sales from our Hong Kong to Mainland China route increased by $107,231 or 25.9 % from $413,807 in the three months ended June 30, 2007 to $521,038 in the corresponding period in 2008.

Gross Profit and Gross Profit Margin

Our gross profit increased by $90,306 or 32.39% from $278,778 in the three months ended June 30, 2007 to $369,084 for the corresponding period in 2008. The gross profit margin rate increased 0.7% from 3.3% in the three months ended June 30, 2007 to 4.0% for the corresponding period in 2008. The increase in gross profit margin is mainly due to a higher margin of 3.0% generated from our core wholesale travel business. Our wholesale travel business generated higher margins primarily due to an agreement among travel agencies in Hong Kong to avoid market competition during the difficult times created by the high cost of fuel. As a result, the gross margin from our wholesale travel business increased from 2.18% in the three months ended June 30, 2007 to 3.0 % in the corresponding period in 2008.

Direct sales to corporate clients generated gross profit of $140,128 with a gross profit margin of 8.23 % in the three months ended June 30, 2008 compared to gross profit of $113,948 with gross profit margin of 7.66 % in the corresponding period in 2007.

Sales from our Hong Kong to Mainland China route generated gross profit of $20,562 with a gross profit margin of 3.95% in the three months ended June 30, 2008, compared to a gross profit of $22,006 with gross profit margin of 5.32% for the corresponding period in 2007.

Operating Expenses

Overview

Total operating expenses for the three months ended June 30, 2008, were $428,016 or 4.67% of revenues, while the expenses for the corresponding period in 2007 were $380,413 or 4.50% of revenues. This represents a 0.17% increase in operating expense as a percentage of revenues. These increases are mainly attributable to salary and remuneration, which increased as a result of the inflation rate in Hong Kong.

	Three Months Ended 2008		Three Months Ended 2007
		% of Revenue		% of Revenue
Salaries, commission, remunerations and allowance	296,788	3.24%	240,472	2.85%
Legal & Professional fees	12,533	0.14%	12,225	0.14%
Office Rental & Building management fee	38,883	0.42%	42,516	0.50%
Management fee	25,000	0.27%	46,461	0.55%
Other operating fee	54,812	0.60%	38,739	0.46%
	428,016		380,413

Salaries, commissions, remuneration and allowances

The absolute dollar amount of salaries, commissions, remuneration and allowances increased $56,316 from $240,472 in the three months ended 2007 to $296,788 for the corresponding period in 2008. The main reason for the increase was due to salary increases to compensate for the inflation rate in Hong Kong.

Legal and professional fees

Legal and professional fees increased by $308 from $12,225 in the three months ended June 30, 2007 to $12,533 in the corresponding period for 2008. Legal and professional fees are consistent with last year, and most of our professional fees are primarily related to SEC filings and satisfying other US regulatory requirements.

Office rent and building management fees

Our office rent decreased by $3,633 from $42,516 in the three months ended June 30, 2007 to $38,883 in the corresponding period in 2008. The decrease in office rent was due to our success in negotiating our lease when we relocated our back end support staff.

Management Fees

Management fees decreased by $21,461 from $46,461 in the three months ended June 30, 2007 to $25,000 in the corresponding period in 2008. The management fee was paid for financial control advice related to financial reporting, SEC filings, funding arrangements and business strategy. The decrease during the three months ended June 30, 2008 was mainly due to a successful negotiation for a reduction in fees. We have now been operating as a listed company for nearly a year, and most policies and procedure have been established; therefore less consulting services are required.

Other general and administration expenses

Other general and administration expenses increased by $16,073 from $38,739 in the three months   ended June 30, 2007 to $54,812 in the corresponding period in 2008. The increase is mainly due to a higher audit fee compared to last year, as well as additional advertising expenses as a result of greater marketing and promotion activities.

Stock options

The Company has stock option plans that allow it to grant options to its key employees. Over the course of employment, the Company may issue vested or non-vested stock options to employees at a strike price of US$0.35 per share. For non-vested stock options, the options have a maximum term of three years, expiring on March 31, 2011. For vested stock options, the exercise period commenced on March 31, 2008 and will expire on March 31, 2011, provided that a maximum of 30% of the options may be exercised prior to March 31, 2009, a maximum of 60% of the options may be exercised prior to March 31, 2010 and a 100% of the options may be exercised prior to March 31, 2011. In the year ended March 31, 2008, a total of 300,000 and 80,000 of vested and non-vested options, respectively, were granted to key employees of the Company at an exercise price of $0.35 per share. These options are exercisable for a term of three years, but may vest immediately under certain conditions. The fair value of these options at the date of grant was estimated to be $0.1533 and $0.1125 for vested and non-vested options per unit, respectively, based on the Black-Scholes option pricing method with the following weighted average assumptions: expected life of three years; risk-free interest rate of 3.07%; expected dividend yield of 0% and an expected volatility of 47.77%.

During the 3 months ended June 30, 2008, no additional stock option became exercisable. Therefore no stock-based compensation expense was recorded.

			Weighted
		Weighted	average
	Number of	average	remaining
	options	exercise price	life
Balance as of March 31, 2007	-	-	-

Granted on March 31, 2008	380,000	0.35	3

Balance as of June 30, 2008	380,000	0.35	3

Exercisable as of March 31, 2008	170,000	0.35	3

Exercisable as of June 30, 2008	170,000	0.35	2.75

Other Income

	3 months ended June 30,
	2008	2007

Commission income	$ 3,925	$ 3,066
Gain on exchange	$ 541	$ 1,908
Interest income	$ 1,211	$ 4,066
Refund written back	-	$20,823
Management service income	$11,899	$ 8,735

	$17,576	$38,598

Commission income

Commission income was derived from various booking systems connected to International Air Transport Association (IATA), based on the number of tickets booked through each system. Our commission income increased from $3,066 in the three months ended June 30, 2007 to $3,925 in the corresponding period in 2008. During the three months ended June 30, 2008, we increased the number of tickets booked by means of a booking system that paid higher commissions. This resulted in increased commission income.

Exchange gain

During this quarter, the exchange gain decreased from $1,908 in the three months ended June 30, 2007 to $541 in the corresponding period in 2008. This was attributable to the depreciation of the Hong Kong Dollar against foreign currencies, including the RMB and the Thai Baht.

Interest income

Interest income was $4,066 for the three months ended June 30, 2007, compared to $1,211 for the corresponding period in 2008. This decrease was due to a lower Hong Kong bank interest rate compared to the same period last year.

Refunds

The Company’s accounting policy allows us to recognize refunds due to clients and suppliers, which remain unclaimed for over two years. There were no unclaimed refunds recognized into income during the three months ended June 30, 2008

Management Service Income

Management service income represents compensation from a related party, Bao Shinn Express Company Limited (“BSEL”). BSEL currently holds 38.6% of the Company’s outstanding common stock. The Company has provided management advice to BSEL on business operations and general travel industry knowledge since the fourth quarter of the fiscal year ended March 31, 2007. Management service income from BSEL was $8,735 in the three months ended June 30, 2007, compare to $11,899 in the corresponding period in 2008.

Interest expense

Interest expense decreased from $14,101 in the three months ended June 30, 2007 to $1,777 in the corresponding period in 2008. This decrease was attributable to the fact that the outstanding principal of loans from former shareholders was significantly reduced.

Net Profit

Net loss decreased by $35,435 from $87,678 for the three months ended June 30, 2007 to $52,243 for the corresponding period in 2008. The reduction in the loss is mainly due to the growth in our gross profit.

Liquidity and Capital Resources

We have not generated positive cash flows from operating activities. Our primary source of capital has been from the sale of our equity securities. Our primary use of capital has been for the expansion and development of the business, and for satisfying our increasing working capital requirements. Our working capital requirements are expected to continue to increase in line with the growth of our business. We have no lines of credit or other established bank financing arrangements. We expect that our working capital requirements will be funded through a combination of our existing funds, cash flow from operations, private loans, and the issuance of equity and debt securities. Additional sales of equity securities will result in dilution to our current common stockholders. The Company’s former shareholders agreed to provide continuing financial support to the Company in terms of a temporary loan. There were temporary loans outstanding for the three months ended June 30, 2008. These temporary loans in the principal amount of $320,472 were unsecured with no fixed term of repayment. Interest was paid on the outstanding balance at the rate of 10% per annum.

Operating activities

Net cash used in operating activities was $294,895 for the three months ended June 30, 2008, compared to net cash provided in operating activities of ($173,898) for the corresponding period in 2007. The cash usage during the three months ended June 30, 2008 was primarily working capital required to support an increase in sales revenue. Working capital increased $378,081 from $216,019 in the three months ended June 30, 2007 to $594,100 in the three months ended June 30, 2008.

Investing activities

Net cash used in investing activities was $7,032 for the three months ended June 30, 2008, compared to $5,859 for the corresponding period in 2007. The cash was mainly used for the purchase of new computer equipment and computer software updates to cope with our business expansion.

Financing activities

Net cash provided by financing activities was $324,068 for the three months ended June 30, 2008, compared to ($13,663) for the corresponding period in 2007. The increased financing was from temporary loans from shareholders. The temporary loans in the amount of $320,472 were unsecured with no fixed term of repayment. Interest during the period was paid at the rate of 10% per annum.

In accordance with our SEC registration statement effective on April 3, 2007, the Company issued 2,400,000 common shares at a price of $0.3 per share on September 28, 2007, raising gross proceeds of $720,000 and net proceeds of $624,000. Part of the money raised was used to repay loans from former shareholders. The Company redeemed 2,500,000 common shares for $0 on December 30, 2007 and such shares were thereafter classified as not issued and outstanding.

Financing our Capital Expenditures

During the next 12 months, the Company will implement its business plan for expanding into the China market. Our initial investment is expected to be approximately US$1,200,000. These funds will be used for establishing a China flagship company in Shanghai. We expect expenditures for the purpose to include obtaining travel licenses, office renovation, purchasing communication equipment, purchasing computers and office equipment. We also anticipate that an additional investment of US$1,500,000 will be needed to provide working capital for the Shanghai office.

The new flagship company will be registered in Shanghai and act as our China headquarters. We will plan to subsequently open branch offices in Beijing, Guangzhou, Chongqing and Kunming by the end of 2008. As a marketing tool, an “On-line travel” business team will be set up in Shanghai. The team includes the IT specialist for development of a travel booking system to China.

Off-Balance Sheet Arrangements

For the three months ended June 30, 2008, and the three months ended June 30, 2007, the Company did not engage in any off-balance sheet activities or have any relationships or arrangements with unconsolidated entities established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities, nor do we have any commitment or intent to provide additional funding to any such entities.

Related Party Transactions

As described above, we received loans from our shareholders. These loans represent temporary advances from certain present and former shareholders of the Company. The loans are unsecured and have no fixed terms of repayment. Interest is charged at the rate of 10% per annum.

LOANS FROM SHAREHOLDERS
Related party	Nature of Relationship and Control	6/30/08	6/30/07
Bao Shinn Express Company Limited	Shareholder	nil	$311,020
Edwin Wong	Shareholder	nil	$ 30,718
Benny Kan	Shareholder	nil	$ 21,119
Mike Lam	Shareholder	$320,472	$163,190
Chiu Lim Chiu Luan	Shareholder	nil	$ 11,519
Pang Hoi Ping	Shareholder	nil	$ 23,038
Total		$320,472	$560,604

Item 3. Controls and Procedures

Evaluation of disclosure controls and procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules, regulations and related forms, and that such information is accumulated and communicated to our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

As of December 31, 2007, we carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective.

Changes in internal controls

There have been no changes in our internal controls or in other factors that could significantly affect these controls and procedures during the quarter ended June 30, 2008.

PART II - OTHER INFORMATION

Item 1.  Legal Proceedings.

The Company is currently not a party to any pending legal proceedings and no such action by or to the best of its knowledge, against the Company has been threatened.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3.  Defaults Upon Senior Securities.

None.

Item 4.  Submission of Matters to a Vote of Security Holders.

No matter was submitted during the quarter ending June 30, 2008, covered by this report to a vote of the Company’s shareholders, through the solicitation of proxies or otherwise.

Item 5.  Other Information.

None.

Item 6.  Exhibits and Reports of Form 8-K.

(a)

Exhibits

*3.1

Certificate of Incorporation

*3.2

Amended and Restated Certificate of Incorporation

*3.3

By-laws

*4.0

Stock Certificate

31.1

Certification pursuant to Section 302 of Sarbanes Oxley Act of 2002

31.1

Certification pursuant to Section 302 of Sarbanes Oxley Act of 2002

32.1

Certification pursuant to Section 906 of Sarbanes Oxley Act of 2002

32.2

Certification pursuant to Section 906 of Sarbanes Oxley Act of 2002

* Filed as an exhibit to the Company's registration statement on Form SB-2, as filed with the Securities and Exchange Commission on June 14, 2006, and incorporated herein by this reference.

(b) Reports of Form 8-K

None.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, there unto duly authorized.

Dated:  August 11, 2008

BAOSHINN CORPORATON

By: /s/ Sean Webster

Name:  Sean Webster

Title: President